UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2024

Blackstone Private Equity Strategies Fund L.P.

(Exact name of Registrant as specified in its charter)

Delaware	000-56446	88-1872156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue

New York, New York 10154

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(212) 583-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 3, 2024 (the “Effective Date”), an affiliate of Blackstone Private Equity Strategies Fund L.P. (“BXPE”) entered into a revolving credit agreement (the “Agreement”) pursuant to which the lenders and letter of credit issuers thereunder agreed to provide loans and letters of credit for up to an aggregate initial principal amount of $375 million subject to customary conditions. The available capacity under the Agreement may be increased on a permanent or a temporary basis up to an amount agreed by the Joint Lead Arrangers (as defined below) and the increasing lenders, provided that the Borrower (as defined below) may not incur new loans or letters of credit in excess of the applicable loan to value ratio (which may be between 10% and 20%) and maintains a loan to value ratio of not more than 30%, where “value” equals the sum of the adjusted net asset values of Eligible Investments (as defined in the Agreement) and certain other items specified therein.

The parties to the Agreement include BXPE US Aggregator (CYM) L.P., the entity through which BXPE conducts its investment activities, as borrower (the “Borrower”), Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent (in such capacity, the “Administrative Agent”), Wells Fargo and Citibank, N.A., as joint lead arrangers (in such capacities, the “Joint Lead Arrangers”) and co-structuring agents, and certain other lenders and the letter of credit issuers as identified in the Agreement. The Agreement matures on October 1, 2027, subject to a one-year extension option requiring approval by the Administrative Agent and extending lenders and the satisfaction of customary conditions.

Under the Agreement, borrowings denominated in U.S. dollars will bear interest, at the Borrower’s discretion, at a rate of the (i) one-month term Secured Overnight Financing Rate (“SOFR”) plus a spread of 3.50% per annum, (ii) daily simple SOFR plus a spread of 3.50% per annum, or (iii) Base Rate (as defined in the Agreement) plus a spread of 2.50%. Such rates may be increased by up to 2.50% per annum during a continuing event of default and/or a cash sweep event.

The Agreement contains customary representations and warranties, events of default, cash sweep events, and affirmative and negative covenants. The Borrower’s obligations under the Agreement are non-recourse to BXPE and secured by the Borrower’s distributions received from investments and the equity interest in certain of its indirect subsidiaries. Under the Agreement, the Borrower will bear customary expenses for a credit facility of this size and type, including closing fees, arrangement fees, administration fees, and unused fees.

The foregoing summary description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

In connection with the Agreement, the Borrower was released as a borrower under the line of credit agreement previously entered into with Blackstone Holdings Finance Co. L.L.C. described in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Credit Agreement, dated as of October 3, 2024, among BXPE US Aggregator (CYM) L.P., as borrower, Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Bank, National Association and Citibank, N.A., as joint lead arrangers and co-structuring agents, and the lenders and the letter of credit issuers party thereto.

104	Cover Page Interactive Data File, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND L.P.

Date: October 4, 2024	By:	/s/ Viral Patel
	Name:	Viral Patel
	Title:	Chief Executive Officer